EXHIBIT 10.18


                         AMENDED AGREEMENT WITH BIO-STOR



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                            ADDENDUM AND MODIFICATION
                                       TO
                          CRYO-CELL/BIO-STOR AGREEMENT

The purpose of this agreement is to modify the existing Cryo Cell Bio-Stor contract in order to accomplish the following:

1. Create a marketing arm or company to join Cryo-Cell in marketing its cellular storage service throughout the United States.

2. Reduce the number of Bio-Stor passive single unit Revenue Sharing Partnership (RSP) from 5 to 3 and determine their locations.

3. Create an on going Active Revenue Sharing Marketing Partnership (ARSMP) for cellular storage business that is generated by Bio-Stor.

4.    To grant Bio-Stor a one year option:

      A. Purchase a 20% equity position of Cryo-Cell Europe (a corporation to be formed to service the European common markets with Cryo-Cell technology) for $2,000,000 (two million dollars).

      B. Purchase an equity position in Cryo-Cell Latin America (a corporation to be formed to service the Merco-Sur (Argentina, Brazil, Paraguay, Euraguay and Chile) with Cryo-Cell technology). Purchase price shall be $1,000,000 (one million dollars) per 10% (up to 20% equity ownership).

5. To grant Bio-Stor the opportunity for a right of first refusal on additional RSP to be sold by Cryo-Cell.

6.    To transfer 19% ownership of Bio-Stor to Cryo-Cell.


It is agreed as follows:

PAYMENT TERMS

1. Payment for Active Revenue Sharing Marketing Partnership (ARSMP) is $1,000,000 (one million dollars) as evidenced by note.

2. $3,000,000 (three million dollars) payment for passive RSP defined below (900,000 deposit previously paid).

3. Aforesaid $3,000,000 (three million dollars) will entitle Bio-Stor to three single unit passive RSP in the following locations: A) Women's Infant Hospital (when agreement finalized by Cryo-Cell), B)


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      Washington Hospital Center C) Tenant Hospital Massachusetts. If for any
      reason any of these hospitals do not become operating participants then Cryo-Cell must replace them in geographic areas as per the original agreement. These passive RSPs will be operated on the same terms and conditions as intended in the original Bio-Stor/Cryo-Cell agreement. The only criteria for each one million payment to Cryo-Cell is that each revenue sharing location must be in position to commence cellular storage unless otherwise mutually agreed. Cryo-Cell intends to deploy its patented robotic cellular storage technology at each location as soon as practically possible.

4. The aforesaid $1,000,000 (one million dollars) payment (note) (evidenced by a corporate promissory which will be paid exclusively out of the proceeds of Bio-Stor underwriting) will pay for Bio-Stors ARSMP for the initial 33,000 spaces. These spaces are to be filled exclusively by specimens for which Bio-Stor creates the business as part of it right to market the Cryo-Cell services throughout the United States (excluding areas named below).

Every time Cryo-Cell stores 33,000 specimens which were the direct result of marketing efforts of Bio-Stor, for the payment of additional $1,000,000 (one million dollars) Bio-Stor shall have the right to an additional ARSMP covering 33,000 new cellular storage specimens. Each ARSMP shall entitle Bio-Stor to 50% Cryo-Cells cellular storage revenue entitlement (less 1/2 collection/warranty fees) as outlined in original agreement. For example under Cryo-Cell existing plan the hospital receives 25% of cellular storage revenue, Bio-Stor and Cryo-Cell would share equally in 75% of on going cellular storage revenue (37 1/2 % each) less 1/2 collection and warranty fees.

The term of this agreement shall be for ten years and be automatically renewed each ten years thereafter upon the payment of $1,000,000 (one million dollars) to Cryo-Cell which will be credited toward next 33,000 ARSMP cellular storage spaces.

Upon the completion of the provisions of this Agreement, Cryo-Cell agrees not to sell an active Revenue Sharing Marketing Partnership to any other firm or individual. This provision does not prevent Cryo-Cell from selling individual Revenue Sharing Partnerships (subject to the right of first refusal provision detailed above). Further, Cryo-Cell retains the right to expand its sales staff and engage in direct marketing of its services.


MARKETING

Umbilical Cord Blood

Bio-Stor will actively market the Cryo-Cell cellular storage services throughout the United States. Bio-Stor will arrange enrollment of customers and specimens to be sent to the Cryo-Cell Clearwater, Florida lab facility (or other facility to be decided by Cryo-Cell) where they will be processed and/or stored.

It is agreed that Cryo-Cell and Bio-Stor shall market to customers at identical processing and annual cellular storage fees.

Bio-Stor must enroll, define and document customers who come from their marketing activities. Bio-Stor is responsible for paying all compensation, travel and marketing expenses for their staff.

All hospitals signed by Bio-Stor will be responsible for all contact with their patient/clients and will arrange for the shipment of collected U-Cord blood and other specimens to a Cryo-Cell facility.

The Cryo-Cell marketing plan provides that all participating hospitals now receive 25% of ongoing paid for cellular storage revenue. Bio-Stor has the right to alter this agreement for hospitals, etc that Bio-Stor


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enrolls through its marketing activity. If Bio-Stor reduces the hospitals 25%
entitlement it can retain the difference to support hospital programs.

For any specimens where processing is required (i.e. cord blood) which is generated by Bio-Stor marketing efforts Bio-Stor shall be paid marketing fees as follows:

      A.     First 5,000 specimens, Bio-Stor receives $50 per specimen.
      B.     All additional specimens, Bio-Stor receives $75 per specimen.

Aforesaid marketing fees shall be paid to Bio-Stor from Cryo-Cell in proportion to monies received from the customer (i.e. enrollment fee, balance etc.). These payments will be paid on the 10th day of each month for activity completed during the previous month..

MULTI-FACETED CELLULAR STORAGE

Bio-Stor shall also provide marketing efforts to create multi-faceted cellular storage business for Cryo-Cell (such storage shall include cancer tissue, sperm, gametes, non-human and any other materials suitable for storage). For all such business that is a direct result of Bio-Stor marketing efforts, Bio-Stor will receive 25% of Cryo-Cells processing and on going cellular storage entitlement.

In addition Cryo-Cell hereby grants Bio-Stor the option to create a ARSMP for Multi-faceted cellular storage for $1,000,000 (one million dollars). Purchase option must be exercised at the time of Bio-Stor underwriting. If exercised Bio-Stor will have a ARSMP for Multi-faceted Cellular Storage under same terms and conditions as above (50% of Cryo-Cell entitlement)..

EXISTING LIFE SPAN CENTERS (LSC)

Bio-Stor will not market in an area which is in conflict with existing Cryo-Cell Life Span (participating) agreements without Cryo-Cell's consent.

RIGHT OF FIRST REFUSAL

Cryo-Cell agrees to grant Bio-Stor a right of first refusal on additional RSPs sold by Cryo-Cell in the United States. This right of first refusal shall become effective only after Bio-Stor completes the total $4,000,000 (four million dollars) payment to Cryo-Cell. Once given notice by Cryo-Cell Bio-Stor has ten
(10) days to pay Cryo-Cell one million to complete the purchase.

CRYO-CELLS 19% EQUITY POSITION IN BIO-STOR

In consideration for the modifications to Cryo-Cell/Bio-Stor Agreement outline herein, Cryo-Cell shall receive 19% equity position in Bio-Stor. The number of shares shall be determined by the number of outstanding shares and warrants at the completion of the Bio-Stor underwriting. Cryo-Cell shall only receive shares for 19% of outstanding warrants if and when they are exercised and become common shares in order to maintain Cryo-Cells 19% equity position through and including warrant exercise.

Cryo-Cell hereby grants Bio-Stor a right of first refusal to purchase any Bio-Stor shares that Cryo-Cell intends to sell. Bio-Stor shall have ten (10) days upon written notice from Cryo-Cell to match any market price or third party offer.


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VOTING TRUST

Upon receipt of it's equity position Cryo-Cell hereby grants Bio-Stor a voting trust (the right to vote the Cryo-Cell equity interest) for all shares owned by Cryo-Cell for as long as those shares remain owned by Cryo-Cell.

In addition the 300,000 Bio-Stor shares Cryo-Cell has agreed to purchase from Bio-Stor in original agreement shall become a one year option which is non-transferable.

The Voting Trust on all shares sold by Cryo-Cell to any third party shall immediately become void only on those shares sold.

Notwithstanding the Voting Trust, Cryo-Cell will be entitled to receive any dividends in the event they are declared by Bio-Stor.


EUROPEAN AND MERCO-SUR (ARGENTINA, BRAZIL, PARAGUAY, EURAQUAY AND CHILE OPTION

Cryo-Cell hereby grants Bio-Stor a one year option to:

      A. Purchase a 20% equity position of Cryo-Cell Europe (a corporation to be formed to service the European common markets with Cryo-Cell technology) for $2,000,000 (two million dollars).

      B. Purchase an equity position in Cryo-Cell Latin America (a corporation to be formed to service the Merco-Sur (Argentina, Brazil, Paraguay, Euraquay and Chile) with Cryo-Cell technology). Purchase price shall be $1,000,000 (one million dollars) per 10% (up to 20% equity ownership).

EXTENSION OF TIME

While Bio-Stor agrees to use its "best efforts" to complete the underwriting within six (6) months this agreement hereby extends the time frame Bio-Stor has to complete payment of initial $4,000,000 (four million dollars) to Cryo-Cell to one year from the date of this agreement. If Bio-Stor has filed a registration statement with the SEC within one year Bio-Stor will automatically get a six month extension.

This agreement is an addendum and modification of the Bio-Stor and Cryo-Cell agreement dated April 12, 1996 and modified again on February 7, 1997 and shall be binding upon the parties.

Read and agreed to this 11th day of November, 1997.

Bio-Stor International, Inc.                       Cryo-Cell International, Inc.


/s/ GLENN E. COHEN                                /s/ DANIEL D.RICHARD
------------------                                --------------------
Glenn E. Cohen                                    Daniel D. Richard
Chairman, Chief Executive Officer                 Chairman, Chief Executive
                                                  Officer